 Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on January 26, 2015, and is effective for all purposes as of the Effective Date (as defined below), by and between The Grilled Cheese Truck, Inc., a Nevada corporation (the “Company”), and Algie Hodges (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive now desire to enter into this Agreement to memorialize the terms and conditions under which the Executive shall hereinafter serve as the Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

 1.            Certain Definitions. The following capitalized terms shall have the following meanings. All other capitalized terms used herein shall have the meanings set forth in this Agreement.

(a)                “Board” means the Company’s Board of Directors or any designated committee thereof.

(b)               “Cause”: For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder for any of the following actions: (i) the Executive causing material harm to the Company through (A) a material breach by the Executive of the terms and provisions of this Agreement or (B) the commission by Executive of an act or acts of gross negligence, dishonesty, fraud or willful malfeasance in the performance of his duties hereunder, (ii) Executive is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude or a felony under federal or applicable state law, or (iii) the Executive’s failure to perform his material duties under this Agreement.

(c)                “Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

(d)               “Contract Year” shall be a calendar year.

(e)                “Disability” shall mean the absence of the Executive from the Executive’s duties to the Company for a total of 30 consecutive days, or 60 days during any one six month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(f)                “Effective Date” means January 26, 2015.

(g)               “Good Reason”: The Executive shall have Good Reason to resign from employment upon the occurrence of any of the following events:

(i)                any material adverse change in the Executive’s job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent;

(ii)               [if the principal duties of the Executive are required to be performed at a location other than [Kennett Square, PA.] without his consent unless the Company’s executive offices are moved to such location]; or

(iii)             a material breach of this Agreement by the Company, including without limitation, the failure to pay compensation or benefits when due hereunder.

The Executive must provide to the Company written notice of his resignation within ten (10) days following the occurrence of the event or events constituting Good Reason and the Company shall have a period of thirty (30) days following its receipt of such notice (the “Cure Period”) in which to cure such event or events. If the Company does not cure the event or events constituting the basis for Good Reason by the end of the Cure Period, the Executive may resign from employment within seven (7) days immediately following the last day of the Cure Period. A resignation or other voluntary termination of employment by the Executive that does not comply with the requirements of this Section 1(g) shall not constitute termination for Good Reason.

(h)               “Section 409A” shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement.

2.             Employment.

(a)                The Company shall continue to employ the Executive and the Executive shall remain employed by the Company during the Contract Term (as defined below) in the positions set forth in Section 3 and upon the other terms and conditions herein provided unless the Executive’s employment is terminated earlier as provided in Section 7 hereof.

(b)               The term of this Agreement shall begin on the Effective Date and shall end on the three (3) year anniversary of the Effective Date (the “Initial Term”) and, after the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term” and, collectively with all Renewal Terms and the Initial Term, the “Contract Term”), unless this Agreement is otherwise terminated pursuant to the terms hereof. Either party may give written notice of intent not to renew at least 30 days prior to the end of the Initial Term.

3.             Position and Duties.

(a)                During the Contract Term, the Executive shall serve as:

     (i)                 the Chief Executive Officer of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive’s position as the senior executive officer of the Company its properties and shall report to the Board.

(b)               The Executive shall be required to spend all of his business time on the business and affairs of the Company.

4.             Confidential Information; Non-Solicitation; Non-Disparagement; and Return of Company Property.

(a)                Confidential Information. The Executive acknowledges that he has had and will have access to confidential information (including, but not limited to, current and prospective confidential know-how, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, clients, contacts, prospects and assets of the Company and its subsidiaries (collectively, the “GCT Entities”) that is unique, valuable and not generally known outside the GCT Entities, and which was obtained from the GCT Entities or which was learned as a result of the performance of services by the Executive on behalf of the GCT Entities (“Confidential Information”). The Executive agrees that he will not, at any time, directly or indirectly, use, divulge, furnish or make accessible to any person any Confidential Information, but instead will keep all Confidential Information strictly and absolutely confidential and use such Confidential Information in the furtherance of the business of the GCT Entities; provided, however, that this provision shall not prevent the Executive from using his general business skill and knowledge in any future employment to the extent such skill and knowledge is not specifically related to the business of the Confidential Information. The Executive will deliver promptly to the Company, at the termination of his employment or at any other time at the Company’s request, without retaining any copies (other than Executive Records, as defined below), all documents and other materials in his possession relating, directly or indirectly, to any Confidential Information. For purposes of this Agreement, “Executive Records” shall mean any written or electronic records of the Executive’s personal contacts.

(b)               Executive acknowledges and recognizes the competitive nature of the business of the Company and its affiliates and accordingly agrees as follows: During his employment and for an twenty-four (24) month period commencing from the Date of Termination, Executive will not, directly or indirectly engage in any of the following actions with any company operating the Restricted Area (as defined below): (a) engage in any business for Executive's own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) within 30 miles of any scheduled Company owned, leased or franchised mobile food truck stops or (ii) within 50 miles of any Company owned, leased or franchised brick and mortar restaurants (the “Restricted Area”), (b) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates within the Restricted Area, or (c) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, stockholder, officer, director, principal, agent, trustee or consultant within the Restricted Area. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

(c)                Non-Solicitation of Employees. During the Contract Term and for a period of two (2) years thereafter, the Executive shall not directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, full-time consultant or independent contractor of the GCT Entities.

(d)               Non-Solicitation of Business Partners. The Executive shall not directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any customers, suppliers, licensees, agents, consultants or independent contractors or other business partners or business affiliates of the GCT Entities (collectively, “Business Partners”), to cease doing business with or modify their business relationship with the GCT Entities, or in any way intentionally interfere with the relationship between any such Business Partner and the GCT Entities (regardless of who initiates the contact).

(e)                Non-Disparagement. The Executive shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about any GCT Entity (or any shareholder, member, director, manager or officer thereof). No GCT Entity shall make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about Executive. “Disparaging” comments or statements include such comments or statements which discredit, ridicule, or defame any person or entity or place such person or entity in a negative light or impair the reputation, goodwill or commercial interest thereof.

(f)                Return of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the GCT Entities or their personnel or affairs, in whatever media maintained; provided, that, the Executive shall be permitted to retain his Executive Records.

(g)               Remedies for Breach. The Executive acknowledges that a breach of this Section 4 would immediately and irreparably harm the GCT Entities and that a remedy at law would be inadequate to compensate the GCT Entities for their losses by reason of such breach and therefore that the Company and/or the GCT Entities shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of this Section 4, without the necessity of proving actual damages or posting bond, and the Executive hereby consents to the issuance of such injunction.

5.             Place of Employment. During his employment hereunder, the Executive shall be based at the Executive’s current office, located at 101 Sugar Maple Drive Kennett Square 19348.

6.             Compensation and Related Matters. During the Executive’s employment hereunder, the Executive shall be paid the compensation and shall be provided with the benefits described below:

(a)                Annual Base Salary. The Executive’s annual base compensation (“Annual Base Salary”) shall be $300,000 (on an annualized basis), payable in bi-weekly installments of $11,538.46 and payable in accordance with the Company’s prevailing payroll practices. The amount of Annual Base Salary payable to the Executive for each Contract Year thereafter shall be an amount determined by the Board in its discretion.

(b)               Bonus. Effective upon satisfactory completion of the first 90 days of employment, and based upon the goals and objectives agreed to with the Board of Directors, the Executive will be eligible for a bonus in an amount up to 100% of the Executive’s Annual Base Salary for each fiscal year that Executive is employed by the Company. The board shall have the sole discretion over whether to pay a bonus and any bonus amount.

(c)                Equity Compensation. Upon completion of the first 90 days of employment, the company shall grant to Executive 1,000,000 stock options to be issued under the Company’s 2013 Stock Option Plan. Such stock options shall vest over a period of three (3) years at a rate of 333,333 after completion of the first year of employment, 333,333 after completion of the second year of employment and 333,334 after the third year of employment. Each stock option shall be exercisable until the fifth (5th) anniversary of the date of grant at a price of $3.00 per share. Unexercised options shall terminate upon termination of the Executive’s employment with the Company.

(d)               Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company to any of its employees (including, without limitation, the Company’s medical, 401(k) and similar plans as may be approved by the Board, collectively, the “Benefits”), on terms at least as favorable as those on which other senior executives of the Company shall participate with employee contribution for benefit plans determined annually; provided, however, that the Executive shall be entitled to [_twenty_ ]days of paid vacation during each Contract Year, exclusive of Company holidays.

(e)                Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder. Such expenses shall be reimbursable in accordance with prevailing policies of the Company upon submission of verifiable receipts. Further, the Company will provide Executive with a $2,000 per month car allowance.

7.            Termination. The Executive’s employment hereunder may be terminated prior to the end of the Contract Term by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)                Death. This Agreement and the Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)               Disability. If the Disability of the Executive has occurred during the Contract Term, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company (including the rights to receive compensation and benefits, except as otherwise required by law) shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(c)                Cause. The Company may terminate the Executive’s employment hereunder for Cause immediately upon the Company providing notice of termination to Executive.

(d)               Without Cause. The Company may terminate the Executive’s employment hereunder without Cause upon 30 days’ notice.

     (i)                 In the event the Company terminates Executive’s employment before the end of the Initial Term without Cause or Executive terminates his employment before the Initial Term for Good Reason the Company shall pay Executive the greater of six (six) month’s salary or the amount of salary that remains to be paid for the rest of the unexpired initial term; (y) an annual bonus pro-rated on the basis of the number of whole months Executive has worked in the year of the termination of employment.

     (ii)                In the event the Company terminates Executive’s employment before the end of the Initial Term for Cause or Executive resigns his employment without Good Reason, Executive will be entitled to the salary and benefits he has accrued up until that date but the Company shall have no further obligations to Executive and shall have no obligation to pay Executive a bonus, pro-rated or otherwise, for the work he has performed during the year of the termination.

     (iii)               In the event the Company or Executive gives notice of intent not to renew under Section 2(b) of this Agreement, the Company shall pay Executive his salary until his last day of work and the Company shall have sole discretion over whether to pay Executive a bonus for his last year of work.

(e)                Good Reason. The Executive may resign from his employment for Good Reason (as provided in Section 1(g)).

(f)                Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 30 days written notice to the Company.

(g)               Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or the Executive (other than by reason of the Executive’s death) shall be communicated by a notice of termination to the other party hereto. For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision indicated and (iii) specifies the effective date of the termination.

8.             Arbitration. In the event that the Company or the Executive, his spouse or any other person claiming benefits on behalf of or through Executive, has a dispute or claim based upon this Agreement, including the interpretation or application of the terms and provisions of this Agreement, the sole and exclusive remedy is for that party to submit the dispute to binding arbitration in accordance with the rules of arbitration of the American Arbitration Association (“AAA”) in New York, New York. Any arbitrator selected to arbitrate any such dispute shall be independent and neutral and will have the power to interpret this Agreement. Any determination or decision by the arbitrator shall be binding upon the parties and may be enforced in any court of law. The expenses of the arbitrator will be paid 50% by the Company and 50% by Executive, his spouse or other person, as the case may be, provided that the arbitrator shall be free to apportion such fees between the parties as he/she may determine in his/her discretion as permitted by the AAA rules of arbitration. The parties agree that this arbitration provision does not apply to the right of the Executive to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding before the Equal Employment Opportunity Commission or any other agency pertaining to any matters covered by this Agreement and within the jurisdiction of the agency.

9.             Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

10.           Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply..

11.           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.           Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile transmission or certified or registered mail, postage prepaid, as follows:

If to the Company, to:

The Grilled Cheese Truck, Inc.

151 North Nob Hill Road, Suite 321

Fort Lauderdale, Florida 33324

Tel: (949) 478-2571
Fax: (954 337-4610

Attention: Peter Goldstein

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of Americas, 11th Floor

New York, NY 10105

Tel: (212) 370-1300
Fax: (212) 370-7889

Attention: Barry I. Grossman, Esq.

If to the Executive, to:

Algie Hodges

101 Sugar Maple Drive Kennett Square Pennsylvania, 19348.

Tel: 205.790.3098
Email: algiehodges@ yahoo.com

or at any other address as any party shall have specified by notice in writing to the other parties.

13.           Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

14.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Such counterparts may be delivered by fax or e-mail/.pdf transmission, such shall not impair the validity thereof.

15.           Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.

16.           Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a disinterested officer or director of the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.           Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement (including the Severance Payment) may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to: (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A; provided, however, that before the Company adopts any such amendment to this Agreement or policy (excluding for this purpose a policy that applies generally to plans or arrangements in addition to this Agreement), the Company will provide notice to the Executive reasonably in advance of adopting the amendment or policy of the need and appropriateness of such amendment or policy. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of the Company’s affiliates, employees or agents.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

/s/ Algie Hodges____________________________

Algie Hodges

COMPANY

THE GRILLED CHEESE TRUCK, INC.

By: /s/ Peter Goldstein____________________

Name: Peter Goldstein

Title: President